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                                                                  Exhibit (a)(8)


To: All Eligible TransPro Option Holders
From: Jeffrey L. Jackson
cc: Richard A. Wisot
Subject: Option Exchange Program - Important Additional Information
Date: July 24, 2001

         If you are considering participation in our option exchange program through our Offer to Exchange dated July 5, 2001, please review the following information.

         We wanted to be sure that each of you receives copies of our most recent Annual Report and Quarterly Report filed with the SEC, because these filings contain important financial information relevant to your decision on whether to participate in the option exchange. Copies of these reports are included with this memorandum.

         In addition, you may have noted that the Letter of Transmittal in connection with the Offer to Exchange says that you have read and understood the terms of the offer to exchange. You are not actually required to read and understand all of the terms of the offer in order to participate in the offer, and we will give no effect to language in any Letter of Transmittal that represents that you have read and understood the terms of the offer. Of course, it is still necessary to follow the procedures described in the offer, and we continue to recommend that you carefully read all materials you receive in connection with the offer.

         We would also like to clarify that the new options expected to be granted in accordance with this offer on or about February 6, 2002 are subject to approval of our board of directors or compensation committee. You should not rely on the February 6, 2002 date as being the exact grant date. However, as our board of directors or compensation committee may also act by written consent, we do not anticipate that any delay in the previously disclosed timetable would be significant.

         In addition, we will give no effect to the conditions to the offer described in section 6(f) of the offering memorandum or to the phrase "or otherwise relates in any manner to the offer" at the end of paragraph (b)(1) of that section.

         Finally, the Offer to Exchange refers in Section 17 to forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We wish to clarify that the safe harbor provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with the tender offer.

         If you have any questions about the above, please feel free to contact me.

Very truly yours,



Jeffrey L. Jackson
Vice President - Human Resources